Exhibit 99.1

Interactive Brand Development, Inc. Completes Acquisition of Media Billing Company, LLC and its Wholly Owned Subsidiary, Internet Billing Company, LLC ``iBill''

Tuesday January 25, 11:00 am ET

DEERFIELD BEACH, Fla.--(BUSINESS WIRE)--Jan. 25, 2005--Interactive Brand Development, Inc. (AMEX:IBD - News) announced today that, on January 21, 2005, it completed the acquisition of 100% of the equity interests in Media Billing Company, LLC, which owns 100% of the equity interests in Internet Billing Company, LLC ("iBill"), from PHSL Worldwide, Inc. and certain of its affiliates ("PHSL").

In connection with the acquisition, IBD issued to PHSL 330,000 shares of IBD Series D Preferred Stock. The Series D Preferred Stock is convertible at any time at the option of the holder, into that number of shares of IBD common stock as shall represent 49.9% of the fully-diluted IBD common stock on the date of conversion.

In connection with the acquisition, Steven Robinson, Gilbert Singerman and Robert Dolin each agreed to resign from IBD's board of directors at such time as their resignations are accepted by IBD. Under the acquisition agreement, IBD also agreed that, until the next meeting of stockholders of IBD called, in whole or in part for the purpose of electing directors, to increase the number of persons serving on its board of directors to eight, of which (i) three persons shall be designated by PHSL; (ii) two persons shall be designated by Steve Markley and Gary Spaniak, Jr.; and (iii) the remaining three directors shall be independent directors within the meaning of the Sarbanes-Oxley Act of 2002. In addition, PHSL shall have the sole right at any time to designate the persons who shall constitute the three independent directors.

About Interactive Brand Development, Inc.

Interactive Brand Development, Inc. (AMEX:IBD - News) is a media and marketing holding company that owns Internet Billing Company (iBill), a leading online payments company, and owns a significant interest in Penthouse Media Group (PMG), publisher of Penthouse Magazine, a brand-driven global entertainment business founded in 1965 by Robert C. Guccione. PMG's flagship PENTHOUSE(TM) brand is one of the most recognized consumer brands in the world and is widely identified with premium entertainment for adult audiences. PMG is operated by affiliates of Marc Bell Capital Partners, LLC. IBD also has investments in online auctions and classic animation libraries.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our and our subsidiaries' and affiliates' expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings with the SEC, including the disclosure under the heading "Risk Factors" and "Business" in the Company's Registration Statement on Form S-3 filed on December 29, 2004. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.